NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan

FOR IMMEDIATE RELEASE

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2009 FIRST QUARTER RESULTS

•	Leasing revenue up 23%

•	Pre-tax earnings up 12%

•	Seamap gross profit up 33%

HOUSTON – JUNE 2, 2008 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2009 first quarter ended April 30, 2008.

The Company reported net income for the first quarter of fiscal 2009 of $4.3 million, or $0.41 per diluted share, compared to $3.9 million, or $0.39 per diluted share, for the first quarter of fiscal 2008. Total revenues for the first quarter of fiscal 2009 were $18.5 million compared to $23.0 million in the first quarter of fiscal 2008.

Bill Mitcham, the Company’s President and CEO, stated, “We are quite pleased with our first quarter results. As we begin fiscal 2009, our core equipment leasing business remains robust, generating revenues of $12.4 million, a 23 percent increase over last year’s first quarter. This represents the best quarter of leasing revenue in the Company’s history and reflects the strong and sustained growth that the seismic industry has experienced in recent periods. We benefited from a strong winter season in Canada, Alaska and Russia, as well as renewed activity in such areas as South America and the Pacific Rim. The additions to our equipment lease pool over the last two years have provided a solid base from which to take advantage of these market conditions.

“As expected, Seamap sales for the quarter were substantially below last year’s first quarter; however, despite lower revenues, Seamap’s gross profit increased 33 percent over the first quarter of fiscal 2008. This represents a first quarter fiscal 2009 gross profit margin of 53 percent, a substantial improvement from the 21 percent gross margin achieved in the first quarter of fiscal 2008. We are especially proud of this profitability improvement.

“We believe the seismic industry is currently experiencing a period of sustained growth as high commodity prices continue to drive oil and gas exploration, reflecting the need to explore and discover untapped hydrocarbon resources. Going forward, we expect to benefit from this environment as a global participant in the seismic industry.”

FIRST QUARTER FISCAL 2009 RESULTS

Total revenues for the first quarter of fiscal 2009 declined by almost 20 percent to $18.5 million from $23.0 million in the fiscal 2008 first quarter. First quarter fiscal 2008 revenues, specifically Seamap sales, included approximately $5.9 million in unusual items, comprised of approximately $2.4 million in sales that had been deferred from the fourth quarter of fiscal 2007 and approximately $3.5 million in sales related to high value, but low margin, ancillary equipment that Seamap generally does not sell. Absent these items, total revenues for the first quarter of fiscal 2008 would have been approximately $17.1 million.

Core revenues from equipment leasing, excluding equipment sales, increased 23 percent to $12.4 million from $10.1 million in the same period a year ago, driven by continued improved demand for seismic equipment, development and growth in new geographic markets and expansion of the Company’s lease pool. During fiscal 2008, approximately $26 million of new equipment was added to the Company’s lease pool, including $13 million added in the fourth quarter that contributed considerably to first quarter leasing revenues.

Sales of new seismic, hydrographic and oceanographic equipment were $0.3 million compared to $2.2 million in the comparable period a year ago. Sales of lease pool equipment were $0.6 million compared to $0.7 million in the first quarter of fiscal 2008.

Seamap equipment sales in the first quarter declined 49 percent to $5.3 million from $10.4 million in the comparable period a year ago due to the approximately $5.9 million of unusual items mentioned above. Excluding these unusual items, Seamap equipment sales in the first quarter a year ago totaled approximately $4.5 million. Gross profit from the Seamap segment for the first quarter of fiscal 2009 was $2.8 million, or 53 percent of Seamap sales, compared to gross profit of $2.1 million, or 21 percent of Seamap sales, in the first quarter of fiscal 2008.

Total gross profit in the first quarter rose 15 percent to $11.6 million from $10.1 million in the first quarter of fiscal 2008. The improvement in overall gross profit was primarily attributable to increased leasing revenues, offset by higher lease pool depreciation, and the substantial improvement in Seamap’s gross profit margin.

General and administrative costs for the first quarter were $4.9 million, or 26 percent of revenues, versus $4.0 million, or 17 percent of total revenues, in the first quarter a year ago. The increase from a year ago is primarily due to generally higher personnel costs, as well as increased incentive compensation expenses.

Operating income for the first quarter was $6.4 million compared to $5.7 million in the comparable period a year ago. Earnings before income taxes for the first quarter increased 12 percent to $6.5 million from $5.8 million in the first quarter of last fiscal year.

EBITDA (net income before interest, taxes, depreciation and amortization) for the first quarter rose 23 percent to $10.4 million, or 56 percent of total revenues, compared to $8.5 million, or 37 percent of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

OUTLOOK

Robert Capps, Executive Vice President and Chief Financial Officer, stated, “Regarding our outlook for fiscal 2009, we continue to expect solid growth in our equipment leasing business. As stated previously, we generated exceptional revenue growth at Seamap during fiscal 2008 and thus do not expect Seamap’s revenues to be up in fiscal 2009; however, we do expect improved profit contributions from Seamap this fiscal year. Therefore, given our current pipeline of business and our fiscal 2009 outlook, we reaffirm our prior guidance for all of fiscal 2009 and continue to anticipate revenues to range between $78 million and $82 million, operating income to range between $18 million and $22 million, and earnings per share to range between $1.35 and $1.40 per diluted share.”

CONFERENCE CALL

The Company has scheduled a conference call for Tuesday, June 3, 2008 at 9:00 a.m. Eastern time to discuss fiscal 2009 first quarter results. To access the call, please dial (303) 262-2137 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through June 10, 2008 and may be accessed by calling (303) 590-3000, and using the passcode 11114020#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2008 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

– Tables to follow –

MITCHAM INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	April 30, 2008	January 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,933	$13,884
Accounts receivable, net	16,343	12,816
Current portion of contracts receivable	2,746	2,964
Inventories, net	5,603	6,352
Deferred tax asset	1,369	1,230
Prepaid expenses and other current assets	1,122	1,491
Total current assets	34,116	38,737
Seismic equipment lease pool and property and equipment, net	55,289	53,179
Intangible assets, net	3,533	3,692
Goodwill	4,358	4,358
Net deferred tax asset	619	1,505
Long-term portion of contracts receivable and other assets	2,271	2,430

Total assets	$100,186	$103,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,969	$16,729
Current maturities — long-term debt	4,863	1,500
Income taxes payable	1,882	1,967
Deferred revenue	504	872
Accrued expenses and other current liabilities	4,507	3,674
Total current liabilities	15,725	24,742
Non-current income taxes payable	3,376	3,391
Total liabilities	19,101	28,133
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,716 and 10,708 shares issued at April 30, 2008 and January 31, 2008, respectively	107	107
Additional paid-in capital	72,670	71,929
Treasury stock, at cost (921 shares at April 30, 2008 and January 31, 2008)	(4,808)	(4,805)
Retained earnings	4,940	662
Accumulated other comprehensive income	8,176	7,875

Total shareholders’ equity	81,085	75,768

Total liabilities and shareholders’ equity	$100,186	$103,901

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended
	April 30,
	2008	2007
Revenues:
Equipment leasing	$12,373	$10,081
Lease pool equipment sales	561	717
Seamap equipment sales	5,282	10,058
Other equipment sales	318	2,158

Total revenues	18,534	23,014

Cost of sales:
Direct costs — equipment leasing	442	470
Direct costs — lease pool depreciation.	3,640	2,404
Cost of equipment sales	2,824	10,036
Total cost of sales	6,906	12,910

Gross profit	11,628	10,104
Operating expenses:
General and administrative	4,875	4,020
Depreciation and amortization	395	355

Total operating expenses	5,270	4,375

Operating income	6,358	5,729
Other income (expense)
Interest, net	150	78
Other, net	5	2

Total other income	155	80
Income before income taxes	6,513	5,809
Provision for income taxes	(2,235)	(1,869)

Net income	$4,278	$3,940

Net income per common share:
Basic	$0.44	$0.41
Diluted	$0.41	$0.39
Shares used in computing net income per common share:
Basic	9,751	9,640
Diluted	10,337	10,166

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	For the Three Months Ended
	April 30,
	2008	2007
Cash flows from operating activities:
Net income	$4,278	$3,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,076	2,759
Stock-based compensation	636	556
Provision for doubtful accounts	116	—
Provision for inventory obsolescence	6	50
Gross profit from sale of lease pool equipment	(438)	(490)
Excess tax benefit from exercise of non-qualified stock options	(53)	(219)
Deferred tax provision	548	1,309
Non-current income taxes payable	205	—
Changes in:
Accounts receivable	(2,814)	(4,425)
Contracts receivable	424	(902)
Inventories	825	581
Income taxes payable	30	237
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(7,310)	2,378
Prepaid expenses and other current assets	431	38

Net cash provided by operating activities	960	5,812

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(11,338)	(15,321)
Purchases of property and equipment	(269)	(264)
Sale of used lease pool equipment	561	717
Net cash used in investing activities	(11,046)	(14,868)

Cash flows from financing activities:
Proceeds from borrowings	4,000	4,500
Payments on borrowings	(637)	(4,500)
Proceeds from issuance of common stock upon exercise of stock options, net of stock surrendered	49	4
Excess tax benefit from exercise of non-qualified stock options	53	219

Net cash provided by financing activities	3,465	223
Effect of changes in foreign exchange rates on cash and cash equivalents	(330)	132

Net decrease in cash and cash equivalents	(6,951)	(8,701)
Cash and cash equivalents, beginning of period	13,884	12,582

Cash and cash equivalents, end of period	$6,933	$3,881

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	For the Three Months
	Ended
	April 30,
	2008	2007
Net income	$4,278	$3,940
Interest income, net	(150)	(78)
Depreciation and amortization	4,076	2,759
Provision for income taxes	2,235	1,869

EBITDA	10,439	8,490
Stock-based compensation	636	556

Adjusted EBITDA	$11,075	$9,046

MITCHAM INDUSTRIES, INC.
Segment Operating Results
(In thousands)
(Unaudited)

	For the Three Months
	Ended
	April 30,
	2008	2007
Revenues:
Equipment Leasing	$13,252	$12,956
Seamap	5,305	10,364
Less inter-segment sales	(23)	(306)
Total revenues	18,534	23,014
Cost of Sales:
Equipment Leasing	4,488	4,845
Seamap	2,469	8,235
Less inter-segment costs	(51)	(170)

Total cost of sales	6,906	12,910
Gross Profit:
Equipment Leasing	$8,764	$8,111
Seamap	2,836	2,129
Less inter-segment amounts	28	(136)
Total gross profit	11,628	10,104

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